EXHIBIT 10.25

Compensation Summary Sheet

for the Board of Directors of

AK Steel Holding Corporation

Each Director who is not an employee of the Company currently receives an annual fee of $80,000 for service on the Board of Directors. One-half of that amount is paid in the form of restricted shares of Common Stock of the Company valued at market price on the date of issuance and the balance is paid in cash or, at the Director’s option, in the form of additional restricted shares of Common Stock. Each non-employee Director who chairs a committee of the Board of Directors receives an additional annual fee of $5,000 for such service. Non-employee Directors also are paid a fee of $2,000 for each Board meeting and each committee meeting they attend and are reimbursed for their expenses incurred in attending those meetings. Upon first being elected to the Board, each non-employee Director also is granted options under the Company’s Stock Incentive Plan to purchase a total of 10,000 shares of the Company’s Common Stock at its then prevailing market price. The options vest on the first anniversary of the date of grant and may be exercised at any time thereafter until the tenth anniversary of the grant date or three years after retirement from the Board, whichever is sooner. An employee of the Company who serves as a Director receives no additional compensation for such service.

Effective January 1, 2006, Mr. Robert L. Jenkins was named Lead Independent Director of the Board of Directors. As Lead Independent Director, Mr. Jenkins’ receives an additional annual fee for service on the Board of Directors in the amount of $60,000.